Exhibit 99.1

Antero Resources Reports First Quarter 2016 Financial Results and Increases Production Guidance

Denver, Colorado, April 27, 2016—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its first quarter 2016 financial results and announced increased 2016 production guidance. The relevant consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which has been filed with the Securities and Exchange Commission.

Highlights for the First Quarter of 2016:

•                  Adjusted EBITDAX of $355 million, in line with the prior year quarter and a 15% increase sequentially

•                  Adjusted net income of $47 million, or $0.17 per share, a 33% decrease compared to the prior year quarter

•                  Realized natural gas price before hedging averaged $2.08 per Mcf, a $0.01 negative differential to Nymex, with 99% of production priced at favorable markets

•                  Realized natural gas price after hedging averaged $4.54 per Mcf, a $2.45 premium to Nymex

•                  Realized C3+ NGL price before hedging averaged $14.07 per barrel, or 42% of Nymex WTI

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.14 per Mcfe

•                  Net daily production averaged 1,758 MMcfe/d (23% liquids), an 18% increase over the prior year quarter and a 17% increase sequentially

•                  Increased 2016 net daily production guidance to 1,750 MMcfe/d, representing a 17% increase over 2015, while maintaining original drilling and completion budget of $1.3 billion

•                  Average net daily liquids production was a record 68,516 Bbl/d, a 71% increase over the prior year quarter and a 25% increase sequentially

•                  Liquids production contributed 23% of gas-equivalent volumes and 25% of total product revenues, as compared to 16% and 22%, respectively, in the prior year quarter

•                  Bank borrowing base was reaffirmed at $4.5 billion during the spring 2016 redetermination process

•                  Hedge portfolio was increased to 3.6 Tcfe of future natural gas equivalent production at an average index price of $3.71 per MMBtu

Recent Developments

Increased 2016 Production Guidance

Antero is forecasting net daily production to average 1,750 MMcfe/d in 2016, a 17% increase over prior year production and a 2% increase over the previous 2016 production guidance of 1,715 MMcfe/d. The increase in production guidance, while maintaining the previously announced $1.3 billion drilling and completion budget, is driven by the strong first quarter results as well as recent operational efficiencies.  All other aspects of Antero’s guidance previously provided on February 17, 2016 remain unchanged.

Commenting on the increased production guidance, Paul Rady, Chairman of the Board and CEO said, “The positive momentum from our development program and operational efficiencies to date provides Antero with the confidence to increase our 2016 net daily production guidance to 1,750 MMcfe/d.  Our strong first quarter operating results were highlighted by an 18% improvement for Marcellus wells completed in the quarter compared to type curve and accelerated first production dates due to increased efficiencies in the field.  In addition, our operating team has been focused on driving down costs which, combined with strong well performance, materially enhances capital efficiencies in the current commodity price environment.  Lastly, looking into the remainder of 2016 we expect the production profile to be similar to last year, with an acceleration of completions in the second half of the year, assuming commodity prices are supportive.”

Borrowing Base Reaffirmed at $4.5 Billion

On April 14, 2016, Antero’s borrowing base under its upstream credit facility was reaffirmed at $4.5 billion.  Lender commitments under the facility remain at $4.0 billion.  The bank syndicate, which is co-led by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., is currently comprised of 30 banks.

Antero Midstream Secondary Unit Offering

On March 30, 2016, Antero completed an underwritten offering of 8,000,000 Antero Midstream Partners LP (“Antero Midstream”) common units for net proceeds of approximately $178 million. Net proceeds from the offering will be used to fund a portion of Antero’s expected 2016 capital expenditures.

First Quarter 2016 Financial Results

As of March 31, 2016, Antero owned a 62% limited partner interest in Antero Midstream.  Antero Midstream’s results are consolidated with Antero’s results.

For the three months ended March 31, 2016, the Company reported a net loss attributable to Antero Resources Corporation of $5 million, or $(0.02) per basic and diluted share, compared to a net income of $394 million in the first quarter of 2015.  The GAAP net income for the first quarter of 2016 included the following items:

•                  Non-cash loss on unsettled hedges of $44 million

•                  Non-cash equity-based stock compensation expense of $23 million

•                  Impairment of unproved properties of $16 million

Without the effect of these items, the Company’s results for the first quarter of 2016 were as follows:

•                  Adjusted net income attributable to Antero Resources Corporation of $47 million, or $0.17 per basic and diluted share, a 33% decrease compared to the first quarter of 2015

•                  Adjusted EBITDAX of $355 million, in line with the first quarter of 2015

•                  Cash flow from operations before changes in working capital of $291 million, in line with the first quarter of 2015

For a description of adjusted net income attributable to Antero Resources Corporation, adjusted EBITDAX and cash flow from operations before changes in working capital and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero’s net daily production for the first quarter of 2016 averaged 1,758 MMcfe/d, including 68,516 Bbl/d of liquids (23% liquids).  First quarter 2016 production represents an organic production growth rate of 18% and 17% from the first quarter of 2015 and fourth quarter of 2015, respectively.  First quarter 2016 C3+ natural gas liquids (“NGLs”) and oil production averaged 51,443 Bbl/d and 5,189 Bbl/d, respectively.  Ethane (C2) production averaged 11,884 Bbl/d as Antero began recovering ethane in December 2015 when the first de-ethanizer was commissioned at the Sherwood processing facility. Total liquids production for the first quarter of 2016 represents an organic production growth rate of 71% and 25% from the first quarter of 2015 and fourth quarter of 2015, respectively.

Average natural gas price before hedging decreased 26% from the prior year quarter to $2.08 per Mcf, a $0.01 per Mcf negative differential to Nymex, as Nymex natural gas prices decreased 30% from the prior year quarter.  Approximately 99% of Antero’s first quarter 2016 natural gas revenue was realized at favorable price indices, including Columbia Gas Transmission (TCO), Chicago, MichCon,  Tennessee Gulf and Nymex.  The remaining 1% of natural gas production was priced at less favorable index pricing points including Dominion South and Tetco M2. Antero’s average realized natural gas price after hedging for the first quarter of 2016 was $4.54 per Mcf, a $2.45 premium to the Nymex average price for the period.  This represents a 4% increase compared to the prior year quarter.  During the quarter, Antero realized a cash settled natural gas hedge gain of $302 million, or $2.46 per Mcf.

Average realized C3+ NGL price before hedging for the first quarter of 2016 was $14.07 per barrel, or 42% of the Nymex WTI oil price, which represents a 42% decrease as compared to the prior year quarter.  Average realized oil price was $21.56 per barrel, a 52% decrease as compared to the first quarter of 2015.  Antero’s average realized ethane price for the first quarter of 2016 was $6.68 per barrel, or $0.16 per gallon.  The first quarter of 2016 represented the first full quarter in which Antero recovered ethane at the Sherwood processing plant in West Virginia.  Average natural gas-equivalent price including C2+ NGLs and oil, but excluding hedge settlements, decreased from the prior year quarter by 31% to $2.11 per Mcfe due to a 32% decline in Nymex WTI and a 30% decline in Nymex natural gas prices.

Average realized C3+ NGL price including hedges was $18.88 per barrel, or $0.34 per gallon, a 28% decrease as compared to the first quarter of 2015.  Average natural gas-equivalent price including NGLs, oil and hedge settlements decreased by 6% to $4.14 per Mcfe for the first quarter of 2016 as compared to the first quarter of 2015.  For the first quarter of 2016, Antero realized a hedge settlement gain of $324 million, or $2.03 per Mcfe.

Total operating revenues for the first quarter of 2016 were $721 million as compared to $1.2 billion for the first quarter of 2015.  Operating revenue for the first quarter of 2016 included a $44 million non-cash loss on unsettled hedges while the first quarter of 2015 included a $575 million non-cash gain on unsettled hedges.  Adjusted net revenue increased 17% to $765 million compared to the first quarter of 2015 (including cash-settled hedge gains and losses but excluding non-cash unsettled hedge gains and losses).  Liquids production contributed 25% of combined natural gas, NGLs and oil revenue before hedges in the first quarter of 2016, as compared to a 22% contribution for the prior year quarter.  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the first quarter of 2016 was $99 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Tennessee Gas Pipeline.  Marketing expense for the first quarter of 2016 was $138 million.  The largest components of marketing expense were the costs related to excess capacity, the cost of purchasing third-party gas and firm transport demand costs.  Net marketing expense was $39 million or $0.24 per Mcfe for the first quarter of 2016.  Beginning July 1, 2016, pursuant to a third party contractual commitment, Antero anticipates a release of certain firm transportation capacity and an associated reduction in its firm transportation costs.  As a result, Antero expects net marketing expense to be reduced by approximately 35% in the second half of 2016.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the first quarter of 2016 was $1.49 per Mcfe, which is a 2% increase compared to $1.46 per Mcfe in the prior year quarter.  The per unit cash production expense for the quarter included $0.07 per Mcfe for lease operating costs, $1.30 per Mcfe for gathering, compression and transportation costs and $0.12 per Mcfe for production and ad valorem taxes.  Per unit general and administrative expense for the first quarter of 2016, excluding non-cash equity-based compensation expense, was $0.21 per Mcfe, a 9% decrease from the first quarter of 2015.  The per unit decrease was primarily driven by the increase in production levels.  Per unit depreciation, depletion and amortization expense decreased 12% from the prior year quarter to $1.20 per Mcfe, primarily driven by lower development costs.

Adjusted EBITDAX of $355 million for the first quarter of 2016 was in line with the prior year quarter and increased 15% sequentially.  Adjusted EBITDAX margin for the quarter was $2.22 per Mcfe, representing a 16% decrease from the prior year quarter primarily due to lower commodity prices, but flat sequentially.  For the first quarter of 2016, cash flow from operations before changes in working capital was $291 which was also in line with the prior year quarter and increased 22% sequentially.

For a description of adjusted EBITDAX and adjusted EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income attributable to Antero Resources Corporation and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com

Low pressure gathering volumes for the first quarter of 2016 averaged 1,303 MMcf/d, a 39% increase from the first quarter of 2015 and a 16% increase sequentially.  High pressure gathering volumes for the first quarter of 2016 averaged 1,222 MMcf/d, an 8% increase from the first quarter of 2015 and a 2% increase sequentially.  Compression volumes for the first quarter of 2016 averaged 606 MMcf/d, a 69% increase from the first quarter of 2015 and a 27% increase sequentially.  Volumetric throughput growth was driven by production growth from Antero.  Condensate gathering volumes averaged 2,965 Bbl/d during the quarter, a 23% increase from the first quarter of 2015 and a 25% decrease sequentially. The sequential decrease was driven by Antero shifting Ohio Utica Shale development from its Highly-Rich Gas / Condensate area to estimated higher rate of return locations in the Highly-Rich Gas area. Fresh water delivery volumes averaged 97,331 Bbl/d during the first quarter of 2016, a 7% decrease from the first quarter of 2015 and 19% decrease sequentially. The decrease in fresh water delivery volumes was driven by reduced well completion activity by Antero.

For the three months ended March 31, 2016, Antero Midstream reported revenues of $136 million, comprised of $69 million in revenues from the Gathering and Compression segment and $67 million in revenues from the Water Handling and Treatment segment. Revenues increased 58% compared to the prior year quarter, driven by the startup of our produced water handling and high rate water transfer services business in the fourth quarter of 2015. Water Handling and Treatment segment revenues include $34 million from produced water handling and high rate water transfer services Antero Midstream provides to Antero billed at cost plus 3%.  Direct operating expenses for the Gathering and Compression and Water Handling and Treatment segments were $8 million and $41 million, respectively, for a total of $49 million in direct operating expenses. Water Handling and Treatment direct operating expenses include $33 million from produced water handling and high rate water transfer services. Direct operating expenses increased 155% year over year, driven primarily by the inclusion of produced water handling and high rate water transfer services, as well as the expansion of Antero Midstream’s gathering and compression and fresh water delivery assets to support the production growth of Antero.  General and administrative expenses were $7 million during the first quarter of 2016. General and administrative expenses increased $1 million, or 16%, as compared to the first quarter of 2015. Total cash and non-cash operating expenses increased by 72% year over year totaling $89 million, including $24 million of depreciation.

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of Antero Midstream, declared a cash distribution of $0.235 per unit ($0.94 per unit annualized) for the first quarter of 2016. The distribution represents a 31% increase compared to the prior year quarter and a 7% increase sequentially.  The distribution represents Antero Midstream’s fifth consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution will be payable on May 25, 2016 to unitholders of record as of May 11, 2016.

Balance Sheet and Liquidity

As of March 31, 2016, Antero’s consolidated net debt was $4.7 billion of which $1.4 billion were borrowings outstanding under the Company’s and Antero Midstream’s revolving credit facilities. Total lender commitments under these two facilities is currently $5.5 billion.  Including $702 million in letters of credit outstanding, the company had $3.5 billion in available consolidated liquidity as of March 31, 2016.  For a reconciliation of consolidated net debt to total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

First Quarter 2016 Capital Spending

Antero’s drilling and completion costs for the three months ended March 31, 2016 were $395 million.  In addition, the Company invested $29 million for land and $1 million in other capital projects.  Antero Midstream invested $49 million for gathering and compression systems and $37 million for water infrastructure projects during the quarter.

Hedge Position

Antero currently has hedged 3.6 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from April 1, 2016 through December 31, 2022 at an average index price of $3.71 per MMBtu.

The following table summarizes Antero’s hedge positions held as of March 31, 2016:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price

2Q 2016:
TCO	60,000	$4.77	—	—
Nymex HH	1,110,000	$3.38	—	—
Dom South	272,500	$5.17	—	—
CGTLA	170,000	$3.94	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.57
2Q 2016 Total	1,612,500	$3.80	30,000	$0.57
3Q 2016:
TCO	60,000	$4.81	—	—
Nymex HH	1,110,000	$3.44	—	—
Dom South	272,500	$5.24	—	—
CGTLA	170,000	$4.03	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.58
3Q 2016 Total	1,612,500	$3.86	30,000	$0.58
4Q 2016:
TCO	60,000	$5.01	—	—
Nymex HH	1,110,000	$3.57	—	—
Dom South	272,500	$5.47	—	—
CGTLA	170,000	$4.20	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.61
4Q 2016 Total	1,612,500	$4.01	30,000	$0.61
2017:
Nymex HH	1,370,000	$3.39	—	—
CGTLA	420,000	$4.27	—	—
Chicago	70,000	$4.57	—	—
Propane MB ($/Gallon)	—	—	36,500	$0.43
2017 Total	1,860,000	$3.63	36,500	$0.43
2018	2,002,500	$3.91	2,000	$0.65
2019	2,330,000	$3.70	—	—
2020	1,377,500	$3.66	—	—
2021	630,000	$3.36	—	—
2021	120,000	$3.24	—	—

Approximately 69% of Antero’s 2016 natural gas financial hedge portfolio is made up of Nymex Henry Hub hedges and 31% is tied to Appalachian Basin or Gulf Coast indices.  Antero has the ability to physically deliver a substantial portion of its natural gas production through direct firm transportation to the Columbia Gulf Coast Onshore index near Henry, Louisiana, the index for Nymex Henry Hub pricing, essentially eliminating basis risk on the Company’s Nymex Henry Hub hedges.  Antero has 15 different counterparties to its hedge contracts, all of which are lenders in the Company’s bank credit facility.

Conference Call

A conference call is scheduled on Thursday, April 28, 2016 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference “Antero Resources”.  A telephone replay of the call will be available until Friday, May 6, 2016 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10083144.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, May 6, 2016 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the April 28, 2016 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total operating revenue adjusted for certain non-cash items, including unsettled hedge gains and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to adjusted net revenue:

	Three months ended March 31,
	2015	2016

Total operating revenue	$1,229,687	$721,004
Hedge gains	(759,554)	(279,924)
Cash receipts for settled hedges	184,840	324,347
Adjusted net revenue	$654,973	$765,427

Adjusted net income attributable to Antero Resources Corporation as set forth in this release represents net income attributable to Antero Resources Corporation, adjusted for certain items.  Antero believes that adjusted net income attributable to Antero Resources Corporation is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income attributable to Antero Resources Corporation is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) attributable to Antero Resources Corporation as an indicator of financial performance.  The following table reconciles net income (loss) attributable to Antero Resources Corporation to adjusted net income attributable to Antero Resources Corporation:

	Three months ended
	March 31,
	2015	2016
Net income (loss) attributable to Antero Resources Corporation	$394,431	$(5,055)
Non-cash commodity derivative (gains) losses on unsettled derivatives	(574,714)	44,423
Impairment of unproved properties	8,577	15,526
Equity-based compensation	27,783	23,470
Contract termination and rig stacking	8,965	—
Income tax effect of reconciling items	205,629	(31,273)
Adjusted net income attributable to Antero Resources Corporation	$70,671	$47,091

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended March 31,
	2015	2016

Net cash provided by operating activities	$351,440	340,168
Net change in working capital	(58,983)	(48,830)
Cash flow from operations before changes in working capital	$292,457	291,338

The following table reconciles consolidated total debt to consolidated net debt as used in this release:

	December 31,	March 31,
	2015	2016

Bank credit facilities	$1,327,000	$1,360,000
6.00% senior notes due 2020	525,000	525,000
5.375% senior notes due 2021	1,000,000	1,000,000
5.125% senior notes due 2022	1,100,000	1,100,000
5.625% senior notes due 2023	750,000	750,000
Net unamortized premium	6,513	6,245
Net unamortized debt issuance costs	(39,731)	(38,436)
Total debt	$4,668,782	$4,702,809
Cash and cash equivalents	23,473	39,870
Consolidated net debt	$4,645,309	$4,662,939

Adjusted EBITDAX is a non-GAAP financial measure that the Company defines as net income including noncontrolling interest after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income including noncontrolling interest to adjusted EBITDAX, a reconciliation of total adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash settled hedges to adjusted EBITDAX margin:

	Three months ended
	March 31,
	2015	2016

Net income including noncontrolling interest	$399,171	$10,650
Commodity derivative gains	(759,554)	(279,924)
Gains on settled derivative instruments	184,840	324,347
Interest expense	53,185	63,284
Income tax expense	247,338	4,815
Depreciation, depletion, amortization, and accretion	182,700	192,180
Impairment of unproved properties	8,577	15,526
Exploration expense	1,371	1,014
Equity-based compensation expense	27,783	23,470
State franchise taxes .	235	39
Contract termination and rig stacking	8,965	—
Total Adjusted EBITDAX	354,611	355,401
Interest expense	(53,185)	(63,284)
Exploration expense	(1,371)	(1,014)
Changes in current assets and liabilities	58,983	48,830
State franchise taxes	(235)	(39)
Other non-cash items	(7,363)	274
Net cash provided by operating activities	$351,440	$340,168

	Three months ended
	March 31,
	2015	2016
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled hedges	$3.04	$2.11
Gathering, compression, and water handling revenues	0.04	0.02
Lease operating expense	(0.06)	(0.07)
Gathering, compression, processing and transportation costs	(1.22)	(1.30)
Marketing, net	(0.12)	(0.24)
Production taxes	(0.18)	(0.12)
General and administrative(1)	(0.23)	(0.21)
Adjusted EBITDAX margin before settled hedges	1.27	0.19
Cash receipts for settled hedges	1.38	2.03
Adjusted EBITDAX margin ($ per Mcfe):	$2.65	$2.22

(1) Excludes equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2015 and March 31, 2016

(unaudited)

(In thousands, except share amounts)

	Three Months Ended March 31,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$23,473	39,870
Accounts receivable, net of allowance for doubtful accounts of $1,195 in 2015 and 2016	79,404	78,753
Accrued revenue	128,242	136,446
Derivative instruments	1,009,030	975,199
Other current assets	8,087	8,072
Total current assets	1,248,236	1,238,340
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,996,081	1,994,377
Proved properties	8,211,106	8,531,113
Water handling and treatment systems	565,616	582,331
Gathering systems and facilities	1,502,396	1,543,766
Other property and equipment	46,415	46,741
	12,321,614	12,698,328
Less accumulated depletion, depreciation, and amortization	(1,589,372)	(1,780,526)
Property and equipment, net	10,732,242	10,917,802
Derivative instruments	2,108,450	2,098,233
Other assets	26,565	34,337
Total assets	$14,115,493	14,288,712

Liabilities and Equity
Current liabilities:
Accounts payable	$364,160	250,797
Accrued liabilities	194,076	241,676
Revenue distributions payable	129,949	132,918
Other current liabilities	19,085	19,693
Total current liabilities	707,270	645,084
Long-term liabilities:
Long-term debt	4,668,782	4,702,809
Deferred income tax liability	1,370,686	1,439,825
Derivative instruments	—	375
Other liabilities	82,077	80,275
Total liabilities	6,828,815	6,868,368
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 277,035,558 shares and 277,061,336 shares, respectively	2,770	2,771
Additional paid-in capital	4,122,811	4,251,755
Accumulated earnings	1,808,811	1,803,756
Total stockholders’ equity	5,934,392	6,058,282
Noncontrolling interest in consolidated subsidiary	1,352,286	1,362,062
Total equity	7,286,678	7,420,344
Total liabilities and equity	$14,115,493	14,288,712

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended March 31, 2015 and 2016

(unaudited)
 (In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2016
Revenue:
Natural gas sales	$314,942	$254,776
Natural gas liquids sales	78,786	73,065
Oil sales	12,457	10,179
Gathering, compression, and water handling	6,168	3,844
Marketing	57,780	99,216
Commodity derivative fair value gains	759,554	279,924
Total revenue	1,229,687	721,004
Operating expenses:
Lease operating	8,102	11,293
Gathering, compression, processing, and transportation	163,662	208,738
Production and ad valorem taxes	24,218	19,284
Marketing	73,349	137,933
Exploration	1,371	1,014
Impairment of unproved properties	8,577	15,526
Depletion, depreciation, and amortization	182,300	191,582
Accretion of asset retirement obligations	400	598
General and administrative (including equity-based compensation expense of $27,783 and $23,470 in 2015 and 2016, respectively)	59,049	56,287
Contract termination and rig stacking	8,965	—
Total operating expenses	529,993	642,255
Operating income	699,694	78,749
Other expenses:
Interest	(53,185)	(63,284)
Income before income taxes	646,509	15,465
Provision for income tax expense	(247,338)	(4,815)
Net income and comprehensive income including noncontrolling interest	399,171	10,650
Net income and comprehensive income attributable to noncontrolling interest	4,740	15,705
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$394,431	$(5,055)

Earnings (loss) per common share	$1.49	$(0.02)

Earnings (loss) per common share—assuming dilution	$1.49	$(0.02)

Weighted average number of shares outstanding:
Basic	265,294,794	277,050,344
Diluted	265,300,080	277,050,344

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015 and 2016

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2015	2016
Cash flows from operating activities:
Net income including noncontrolling interest	399,171	10,650
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	182,700	192,180
Impairment of unproved properties	8,577	15,526
Derivative fair value gains	(759,554)	(279,924)
Gains on settled derivatives	184,840	324,347
Deferred income tax expense	247,338	4,815
Equity-based compensation expense	27,783	23,470
Other	1,602	274
Changes in current assets and liabilities:
Accounts receivable	(42,207)	651
Accrued revenue	25,654	(8,204)
Other current assets	1,607	15
Accounts payable	(513)	5,643
Accrued liabilities	72,634	47,785
Revenue distributions payable	1,103	2,969
Other current liabilities	705	(29)
Net cash provided by operating activities	351,440	340,168
Cash flows used in investing activities:
Additions to unproved properties	(51,541)	(28,675)
Drilling and completion costs	(569,068)	(395,185)
Additions to water handling and treatment systems	(22,126)	(37,036)
Additions to gathering systems and facilities	(125,988)	(48,686)
Additions to other property and equipment	(2,103)	(541)
Change in other assets	(8,410)	(9,172)
Proceeds from asset sales	40,000	—
Net cash used in investing activities	(739,236)	(519,295)
Cash flows from financing activities:
Issuance of common stock	537,875	—
Proceeds from sale of common units of Antero Midstream Partners LP held by Antero Resources Corporation	—	178,000
Issuance of senior notes	750,000	—
Borrowings (repayments) on bank credit facilities, net	(940,000)	33,000
Payments of deferred financing costs	(15,022)	(64)
Distributions to noncontrolling interest in consolidated subsidiary	(4,338)	(14,013)
Employee tax withholding for settlement of equity compensation awards	(46)	(117)
Other	(1,161)	(1,282)
Net cash provided by financing activities	327,308	195,524
Net increase (decrease) in cash and cash equivalents	(60,488)	16,397
Cash and cash equivalents, beginning of period	245,979	23,473
Cash and cash equivalents, end of period	185,491	39,870

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	14,563	14,350
Supplemental disclosure of noncash investing activities:
Decrease in accounts payable and accrued liabilities for additions to property and equipment	(184,753)	(119,191)

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended March 31, 2015 compared to the three months ended March 31, 2016

	Three Months Ended March 31,		Amount of Increase	Percent
(in thousands)	2015	2016	(Decrease)	Change
Operating revenues:
Natural gas sales	$314,942	$254,776	$(60,166)	(19)%
NGLs sales	78,786	73,065	(5,721)	(7)%
Oil sales	12,457	10,179	(2,278)	(18)%
Gathering, compression, and water handling and treatment	6,168	3,844	(2,324)	(38)%
Marketing	57,780	99,216	41,436	72%
Commodity derivative fair value gains	759,554	279,924	(479,630)	(63)%
Total operating revenues	1,229,687	721,004	(508,683)	(41)%
Operating expenses:
Lease operating	8,102	11,293	3,191	39%
Gathering, compression, processing, and transportation	163,662	208,738	45,076	28%
Production and ad valorem taxes	24,218	19,284	(4,934)	(20)%
Marketing	73,349	137,933	64,584	88%
Exploration	1,371	1,014	(357)	(26)%
Impairment of unproved properties	8,577	15,526	6,949	81%
Depletion, depreciation, and amortization	182,300	191,582	9,282	5%
Accretion of asset retirement obligations	400	598	198	50%
General and administrative (before equity-based compensation)	31,266	32,817	1,551	5%
Equity-based compensation	27,783	23,470	(4,313)	(16)%
Contract termination and rig stacking	8,965	—	(8,965)	*
Total operating expenses	529,993	642,255	112,262	21%
Operating income	699,694	78,749	(620,945)	(89)%

Other Expenses:
Interest expense	(53,185)	(63,284)	(10,099)	19%
Income before income taxes	646,509	15,465	(631,044)	(98)%
Income tax expense	(247,338)	(4,815)	242,523	(98)%
Net income and comprehensive income including noncontrolling interest	399,171	10,650	(388,521)	(97)%
Net income and comprehensive income attributable to noncontrolling interest	4,740	15,705	10,965	231%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$394,431	$(5,055)	$(399,486)	*

Adjusted EBITDAX	$354,611	$355,401	$790	—%

	Three Months Ended March 31,		Amount of Increase	Percent
	2015	2016	(Decrease)	Change
Production data:
Natural gas (Bcf)	112	123	11	9%
C2 Ethane (MBbl)	—	1,081	1,081	* %
C3+ NGLs (MBbl)	3,241	4,681	1,440	44%
Oil (MBbl)	366	472	106	29%
Combined (Bcfe)	134	160	26	20%
Daily combined production (MMcfe/d)	1,485	1,758	273	18%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.81	$2.08	$(0.73)	(26)%
C2 Ethane (per Bbl)	$—	$6.68	$6.68	* %
C3+ NGLs (per Bbl)	$24.31	$14.07	$(10.24)	(42)%
Oil (per Bbl)	$34.03	$21.56	$(12.47)	(37)%
Combined (per Mcfe)	$3.04	$2.11	$(0.93)	(31)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$4.37	$4.54	$0.17	4%
C2 Ethane (per Bbl)	$—	$6.68	$6.68	* %
C3+ NGLs (per Bbl)	$26.23	$18.88	$(7.35)	(28)%
Oil (per Bbl)	$45.08	$21.56	$(23.52)	(52)%
Combined (per Mcfe)	$4.42	$4.14	$(0.28)	(6)%
Average Costs (per Mcfe):
Lease operating	$0.06	$0.07	$0.01	17%
Gathering, compression, processing, and transportation	$1.22	$1.30	$0.08	7%
Production and ad valorem taxes	$0.18	$0.12	$(0.06)	(33)%
Marketing, net	$0.12	$0.24	$0.12	100%
Depletion, depreciation, amortization, and accretion	$1.37	$1.20	$(0.17)	(12)%
General and administrative (before equity-based compensation)	$0.23	$0.21	$(0.02)	(9)%

*        Not meaningful or applicable.